Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-194719, 333-202652, 333-209835, 333-212954 and 333-216208 on Form S-8 of our report dated August 28, 2018, relating to the consolidated financial statements of A10 Networks, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2016 and 2015 financial statements) appearing in the Annual Report on Form 10-K of A10 Networks, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

October 10, 2018